Exhibit 99.1

FOR IMMEDIATE RELEASE:

LABOR READY TO ACQUIRE CLP RESOURCES, INC.

Opportunity to Provide Skilled Trades Staffing Solutions

TACOMA, WA, May 26, 2005—Labor Ready, Inc. (NYSE: LRW) has signed a definitive agreement to acquire CLP Resources Inc., a leading skilled trades staffing company, from private investors for approximately $46.2 million in cash. The principal investors in CLP are Baird Capital Partners and William Blair Capital Partners, VI, LP (a fund managed by Chicago Growth Partners, LLC and William Blair & Company). The transaction is expected to be completed on Friday, May 27, 2005.

Founded in 1987, CLP operates 50 locations in 20 states, and is headquartered in Reno, Nev. CLP serves more than 4,500 small- to mid-sized residential and commercial contractors by providing such skilled trades as carpentry, electrical, drywall, HVAC, sheet metal and masonry. CLP’s revenue in 2004 was approximately $114 million with operating income of approximately $6.7 million. CLP put more than 10,000 Tradespeople to work last year.

“We are excited about the acquisition and the opportunity to strengthen Labor Ready and CLP’s position in their markets,” said Labor Ready President and CEO Joe Sambataro. The acquisition is expected to be accretive in 2005.

“Labor Ready serves more than 300,000 customers company wide, approximately one third of which are in the construction industry,” continued Sambataro. “Labor Ready and CLP can now approach their existing residential and commercial contractors with a broader range of staffing solutions.”

According to Sambataro, CLP will also benefit from expansion into markets already served by Labor Ready. “Labor Ready’s network of more than 830 branches will provide a ready customer base for CLP in new markets.”

The CLP brand as well as corporate and operational structures will remain intact with CLP President and CEO Noel Wheeler leading the business and overseeing CLP’s continued growth. Wheeler has more than 35 years experience in the staffing industry and has been the CEO of CLP since 1999.

Sambataro added, “CLP is a well-run, reputable company with an excellent track record. The management team has done an outstanding job of building this company, and we are excited they will remain in place to see that we take advantage of the current growth and expansion opportunities to build the dominant national provider in the skilled trades staffing industry.”

Labor Ready also filed a Form 8-K with background information on CLP Resources, Inc. Copies of the filings may be downloaded from the SEC’s Edgar Website: http://www.sec.gov/edgar/searchedgar/companysearch.html or Labor Ready’s web site: www.laborready.com.

This news release contains forward-looking statements, such as statements about the strategies for increasing customers served and penetrating the skilled trades staffing industry and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including without limitation the following:  1) global, national and regional economic conditions, especially those affecting the construction industry; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) worker shortage and employee turnover; 10) our ability to successfully complete and integrate CLP and other acquisitions that we may make from time to time; and 11) other risks described in our filings with the Securities and Exchange Commission, including our most recent Form 10-K and 10-Q filings.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving approximately 300,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts more than 600,000 people to work. Labor Ready operates more than 830 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Stacey Burke

Director of Corporate Communications

Labor Ready, Inc.

(253) 680-8291

About Baird Global Private Equity

With more than 40 investment professionals in the United States and Europe, Baird’s global private equity business has raised and managed over $1.2 billion in capital. Baird Capital Partners provides late-stage growth capital or change-of-control capital to U.S.-based, middle-market companies in the Business Services and Manufactured Products sectors.  Baird Venture Partners makes venture capital investments in early- to growth-stage companies in the Business Services & Software and Healthcare/Life Sciences sectors.  Granville Baird Capital Partners is a long-established private equity manager targeting mid-market growth companies in the UK and Germany with a focus on the Business Services, Healthcare and Industrial Products sectors. The group’s investments are supported by Baird’s full range of financial advice, operating expertise and industry research, providing a unique full-service approach to the entire private equity investment process. For more information, please visit www.bairdcapitalpartners.com.

About Chicago Growth Partners (CGP)

Chicago Growth Partners (“CGP”) is a Chicago-based private equity firm. The principals of CGP have been active and successful investors in growth companies for nearly 20 years and have invested over $1 billion in more than 170 growth companies. CGP’s fundamental investment philosophy is to help build successful growth companies by identifying and backing outstanding management teams in growing industries including: Business and Consumer Services, Industrial Growth, Healthcare and Information Technology.  The principals of CGP draw upon over 90 years of experience in working with growth companies.  The CGP team provides portfolio company management with strategic and financial direction and has also developed internal value-add expertise in information technology, marketing and operations to assist portfolio companies in achieving their growth objectives.  For additional information, please visit www.cgp.com.